Exhibit 10.24

AGREEMENT TO PROVIDE SERVICES

AGREEMENT TO PROVIDE SERVICES, dated as of this 12th day of July, 200l, between Hauser, Inc., a Delaware corporation (the “Company”), Thomas Hanlon Associates (the “Contractor”) and Thomas W. Hanlon (“Hanlon”).

RECITALS:

WHEREAS, Contractor specializes in advising businesses with respect to both financial and operational restructuring;

WHEREAS, the Company desires to engage the services of the Contractor and the Contractor has indicated its willingness to provide services to the Company, which services shall include Hanlon serving as Chief Financial Officer of the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1.           Appointment.  The Company hereby appoints (the “Appointment”) the Contractor and the Contractor hereby agrees to provide services to the Company which shall consist of Hanlon serving as Chief Financial Officer of the Company.  The term of the Contractor’s Appointment (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall terminate on one year anniversary of the Commencement Date.

SECTION 2.           Duties.  During the Term, the Contractor shall cause Hanlon to serve as Chief Financial Officer of the Company, on the terms and subject to the conditions hereinafter set forth.  Hanlon shall serve as a Chief Financial Officer of the Company and, in such capacity, shall report directly to the Chief Executive Officer and to the Board of Directors of the Company (the “Board of Directors”) and shall have such duties as are typically performed by a chief financial officer of a corporation, together with such additional duties, commensurate with Hanlon’s position as Chief Financial Officer of the Company, as may be assigned to Hanlon from time to time by the Chief Executive Officer or Board of Directors.

SECTION 3.           Fees and Expenses.

(a)           In consideration for the services provided by Contractor during the Term, the Company shall pay the Contractor a fee of $4,327 per week.  The Compensation shall be payable each week for the immediately preceding week.  In addition, Contractor shall receive Incentive Compensation as described in Exhibit A.

(b)           The Company shall reimburse the Contractor for reasonable direct expenses incurred by the Contractor in connection with travel or other activities required by the Company in accordance with the expense reimbursement policy of the Company.

(c)           Except as expressly set forth herein, the Contractor shall not be entitled to receive any other compensation or benefits from the Company.  Hanlon shall not receive any compensation from the Company for the services which the Contractor shall cause him to perform for the Company.

SECTION 4.           Termination.  Prior to the end of the Term, the Company and the Contractor shall have the right to terminate the Appointment of the Contractor upon 30-days notice.  In the event of a termination for any reason, all payments under Sections 3 hereof shall terminate immediately.

SECTION 5.           Relationship between the Parties.  Nothing in this Agreement shall be taken to imply any relationship of partnership, agency or employer and employee between the Company and the Contractor or the Company and Hanlon.  The Contractor shall be an independent contractor, and not an employee of the Company, within the meaning of all Federal, state and local laws and regulations governing employment insurance, workers’ compensation, industrial accidents, labor and taxes.  Neither the Contractor nor Hanlon shall, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection.

SECTION 6.           Miscellaneous.

(a)           Withholding.  Contractor shall be solely responsible, and the Company shall not withhold from any amounts payable hereunder, for all federal, state, county and/or local taxes payable with respect to any and all payments hereunder.

(b)           Indemnification.  Contractor and Hanlon shall indemnify and hold harmless the Company against all costs, charges, penalties and expenses whatsoever incurred or sustained by the Company in connection with the Appointment that arise out of any failure on the part of the Company or the Contractor to pay withholding taxes on behalf of the Contractor or Hanlon for services which the Contractor causes Hanlon to perform for the Company pursuant to this Agreement, as may be required under any applicable federal, state, county or other applicable tax laws.

(c)           Notices.

(i)            All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1)           if to the Contractor, at                                            ,                     (facsimile:  (                 ), or at such other address or facsimile number as the Contractor may have furnished the Company in writing, or

(2)           if to the Company, Kenneth C.  Cleveland, 2550 El Presidio Street, Long Beach, CA 90810-1193 (facsimile:  (310) 637-9807), marked for the attention of the Chief Executive Officer, or at such other address or facsimile number as it may have furnished in writing to the Contractor,

(ii)           Any notice so addressed shall be deemed to be given:  if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(d)           Entire Agreement Amendment and Waiver.  This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof among such parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principals of conflicts of law.

(f)            Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(g)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

HAUSER, INC.

By:	/s/ Kenneth C. Cleveland
Name: Kenneth C. Cleveland
Title: President and Chief Executive Officer

THOMAS HANLON ASSOCIATES

By:	/s/ Thomas W. Hanlon
Name: Thomas W. Hanlon

EXHIBIT A

AGREEMENT TO PROVIDE SERVICES

Contractor shall receive incentive compensation of up to 50% of fees subject to the following.

25% of Fees if Company exceeds its annual budget pretax income

25% of Fees based on Contractors performance